Exhibit 99.1

CONTACT: Investor Relations: Leslie Hunziker (201) 307-2100 investorrelations@hertz.com Media: Richard Broome 201-307-2486 rbroome@hertz.com

HERTZ IMPROVES 2009 EARNINGS GUIDANCE

•      Company increases adjusted diluted earnings per share guidance more than 40% to $0.21- $0.23 for the full year 2009 (1).

•      Worldwide car rental adjusted pre-tax income(2) for the third quarter increased 54.6% year-over-year on 11.5% lower revenues (an 8.9% decrease in constant currency), with a margin of 14.7%, 630 bps better than last year. The Company’s U.S. car rental adjusted pre-tax income margin is even higher.  Total Company GAAP pre-tax income for the quarter increased 189.3%, and a margin of 3.7%, a 260 bps improvement over last year.

Park Ridge, NJ (October 26, 2009) – Hertz Global Holdings, Inc. (NYSE: HTZ) (with its subsidiaries, the “Company” or “we”) announced improved guidance on all financial metrics for full year 2009, due to stronger than forecast financial results in the third quarter and current projections for the fourth quarter of 2009.

The Company has increased its full year 2009 worldwide forecast for annualized cost savings, revenues, Corporate EBITDA, adjusted pre-tax income and adjusted diluted earnings per share as follows:

	Revised Guidance	Prior Guidance
Annualized 2009 Cost Savings	$620.0M	$570.0M
Revenues	$7.0 – $7.1B	$6.7 – $7.0B
Corporate EBITDA(1)	$950 – $960M	$900 – $935M
Adjusted Pre-Tax Income(1)	$155 – $165M	$100 – $120M
Adjusted Diluted Earnings per Share(1)(3)	$0.21 – $0.23	$0.12 – $0.15

The Company expects to announce full year 2010 guidance when it publishes fourth quarter 2009 earnings.

The Company said its improved guidance is based on its favorable third quarter performance in its worldwide car rental business, as well as the improving macro outlook for the current (fourth) quarter of 2009.

Worldwide car rental adjusted pre-tax income for the third quarter increased 54.6% year-over year, and generated an adjusted pre-tax margin of 14.7%, a 630 bps improvement year-over-year, on 11.5% lower revenue (an 8.9% decrease in constant currency).   The results were driven, in part by transaction days in the U.S. which decreased only 4.0% compared with the same period last year.

Worldwide equipment rental generated a 9.0% adjusted pre-tax margin, and a 41.9% Corporate EBITDA(2) margin, on approximately 35% lower revenues (about 34% in constant currency).

The Company will provide additional details about its third quarter performance in its earnings release scheduled to be issued on October 29, 2009 and on its earnings conference call scheduled for the morning of October 30, 2009.   See details below.

(1)Management believes that Corporate EBITDA, adjusted pre-tax income and adjusted diluted earnings per share are useful in measuring the comparable results of the Company period-over-period. The GAAP measures most directly comparable to Corporate EBITDA, adjusted pre-tax income and adjusted diluted earnings per share are cash flows from operating activities, pre-tax income and diluted earnings per share. Because of the forward-looking nature of the Company’s forecasted Corporate EBITDA, adjusted pre-tax income and adjusted diluted earnings per share, specific quantifications of the amounts that would be required to reconcile forecasted cash flows from operating activities, pre-tax income and diluted earnings per share to forecasted Corporate EBITDA, adjusted pre-tax income and adjusted diluted earnings per share are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures, primarily related to fair value accounting for its financial assets (which includes the Company’s derivative financial instruments), its income tax reporting and certain adjustments made in order to arrive at the relevant non-GAAP measures, which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP Corporate EBITDA, adjusted pre-tax income and adjusted diluted earnings per share to forecasted cash flows from operating activities, pre-tax income and diluted earnings per share would imply a degree of precision that could be confusing or misleading to investors for the reasons identified above.

(2)Adjusted pre-tax income and Corporate EBITDA are non-GAAP measures.   See accompanying tables for reconciliations and definitions for each of these non-GAAP measures and the reasons the Company’s management believes that these provide useful information to investors regarding the Company’s financial condition and results of operations.

(3)  Based upon 407.7 million shares which represents the number of diluted shares outstanding for the year ended December 31, 2008 plus 85 million shares offered in the common stock offerings.

CONFERENCE CALL INFORMATION

The Company’s third quarter 2009 earnings conference call will be held on Friday, October 30, 2009, at 10:00 a.m. (EDT). To access the conference call live, dial 888-428-4479 in the U.S. and 612-332-0107 for international callers using the passcode: 118502 or listen via webcast at www.hertz.com/investorrelations. The conference call will be available for replay for two weeks starting at 12:30 p.m. on October 30, 2009 by calling 800-475-6701 in the U.S. or 320-365-3844 for international callers with the passcode: 118502.   The press release and related tables containing the reconciliations of non-GAAP measures will be available on our website, www.hertz.com/investorrelations.

ABOUT THE COMPANY

Hertz is the world’s largest general use car rental brand, operating from approximately 8,100 locations in approximately 145 countries worldwide. Hertz is the number one airport car rental brand in the U.S. and at 42 major airports in Europe, operating both corporate and licensee locations in cities and airports in North America, Europe, Latin America, Australia and New Zealand. In addition, the Company has licensee locations in cities and airports in Africa, Asia, and the Middle East. Product and service initiatives such as Hertz #1 Club Gold®, NeverLost® customized, onboard navigation systems, SIRIUS Satellite Radio, and unique cars and SUVs offered through the company’s Prestige, Fun and Green Collections, set Hertz apart from the competition. In 2008, the Company launched Connect by Hertz, entering the global car sharing market in London, New York City and Paris. Hertz also operates one of the world’s largest equipment rental businesses, Hertz Equipment Rental Corporation, offering a diverse line of equipment, including tools and supplies, as well as new and used equipment for sale, to customers ranging from major industrial companies to local contractors and consumers from approximately 330 branches in the United States, Canada, China, France and Spain.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. Forward-looking statements include information concerning the Company’s outlook, anticipated revenues, results of operations and implementation of productivity and efficiency initiatives, including targeted job reductions, and the anticipated savings and restructuring charges expected to be realized or incurred in connection therewith. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “should,” “forecast” or similar expressions. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that the Company believes are appropriate in these circumstances. As you read this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect the Company’s actual results and its ability to implement its cost savings and efficiency initiatives successfully, and could cause the Company’s actual results to differ materially from those expressed in the forward-looking statements. Some important factors include: the Company’s operations; economic performance; financial condition; management forecasts; efficiencies, cost savings and opportunities to increase productivity and profitability; income and margins; liquidity and availability of additional or continued fleet financing including as a result of the financial instability of the entities providing credit support for certain of our notes; the financial instability of the manufacturers of our vehicles; anticipated growth; economies of scale; the economy; future economic performance; the Company’s ability to maintain profitability during adverse economic cycles, potential tangible and intangible asset impairment charges and unfavorable external events (including war, terrorist acts, natural disasters and epidemic disease); future acquisitions and dispositions; litigation; potential and contingent liabilities; management’s plans; taxes; and refinancing of existing debt. In light of these risks, uncertainties and assumptions, the forward-looking statements contained in this press release might not prove to be accurate and you should not place undue reliance upon them. All forward-looking statements attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company cautions you therefore that you should not rely unduly on these forward-looking statements. You should understand the risks and uncertainties discussed in “Risk Factors” and elsewhere in the Company’s 2008 Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the United States Securities and Exchange Commission, or the “SEC,” on March 3, 2009, and its Quarterly Report on Form 10-Q for the three months ended June 30, 2009, as filed with the SEC on August 7, 2009, could affect the Company’s future results and the outcome of its implementation of its cost savings and efficiency initiatives, and could cause those results or other outcomes to differ materially from those expressed or implied in the Company’s forward-looking statements.

TABLES AND DEFINITIONS:

Table 1:	Non-GAAP Reconciliation of Adjusted Pre-Tax Income (Loss) for the Three Months Ended September 30, 2009 and 2008.
Table 2:	Non-GAAP Reconciliation of Corporate EBITDA for the Three Months Ended September 30, 2009.
Exhibit 1:	Non-GAAP Measures: Definitions and Use/Importance.

Table 1

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS MEASURES

(In millions)

Unaudited

ADJUSTED PRE-TAX INCOME (LOSS)

	Three Months Ended September 30, 2009				Three Months Ended September 30, 2008
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total
Total revenues:	$1,757.7	$280.5	$3.2	$2,041.4	$1,986.5	$433.1	$2.3	$2,421.9
Income (loss) before income taxes	$174.2	$3.0	$(101.4)	$75.8	$85.8	$26.9	$(86.5)	$26.2
Adjustments:
Purchase accounting (a):
Direct operating and selling, general and administrative	10.4	8.8	0.5	19.7	9.9	8.7	0.5	19.1
Depreciation of revenue earning equipment	—	2.0	—	2.0	—	6.1	—	6.1
Non-cash debt charges (b)	37.7	2.2	8.6	48.5	13.5	2.6	4.1	20.2
Restructuring charges (c)	25.4	9.1	1.2	35.7	36.4	36.6	1.9	74.9
Restructuring related charges (c)	10.6	0.1	0.7	11.4	8.3	0.8	1.0	10.1
Derivative losses (c)	—	—	1.9	1.9	15.0	—	—	15.0
Management transition costs (d)	—	—	0.3	0.3	—	—	—	—
Vacation accrual adjustment (c)	—	—	—	—	(1.8)	(0.6)	(0.1)	(2.5)
Adjusted pre-tax income (loss)	258.3	25.2	(88.2)	195.3	167.1	81.1	(79.1)	169.1

(a)          Represents the purchase accounting effects of the acquisition of all of Hertz’s common stock on December 21, 2005, and any subsequent acquisitions on our results of operations relating to increased depreciation and amortization of tangible and intangible assets and accretion of revalued workers’ compensation and public liability and property damage liabilities.

(b)         Represents non-cash debt charges relating to the amortization of deferred debt financing costs and debt discounts.  For the three months ended September 30, 2009, also includes $22.4 million associated with the amortization of amounts pertaining to the de-designation of our interest rate swaps as effective hedging instruments.  For the three months ended September 30, 2008, also includes $2.8 million associated with the ineffectiveness of our interest rate swaps.

(c)          Amounts are included within direct operating and selling, general and administrative expense in our statement of operations.

(d)         Amounts are included within selling, general and administrative expense in our statement of operations.

Table 2

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS MEASURES

(In millions)

Unaudited

CORPORATE EBITDA

	Three Months Ended September 30, 2009
			Other
	Car	Equipment	Reconciling
	Rental	Rental	Items	Total

Income (loss) before income taxes	$174.2	$3.0	$(101.4)	$75.8
Depreciation, amortization and other purchase accounting	463.1	91.3	2.2	556.6
Interest, net of interest income	75.0	14.0	79.2	168.2
Noncontrolling interest	—	—	(4.4)	(4.4)
EBITDA	712.3	108.3	(24.4)	796.2
Adjustments:
Car rental fleet interest	(78.5)	—	—	(78.5)
Car rental fleet depreciation	(425.4)	—	—	(425.4)
Non-cash expenses and charges (a)	37.4	—	11.1	48.5
Extraordinary, unusual or non-recurring gains and losses (b)	36.0	9.2	2.1	47.3
Corporate EBITDA	$281.8	$117.5	$(11.2)	388.1

(a)          As defined in the credit agreements for the senior credit facilities, Corporate EBITDA excludes the impact of certain non-cash expenses and charges.  The adjustments reflect the following:

NON-CASH EXPENSES AND CHARGES

	Three Months Ended September 30, 2009
			Other
	Car	Equipment	Reconciling
	Rental	Rental	Items	Total

Non-cash amortization of debt costs included in car rental fleet interest	$37.4	$—	$—	$37.4
Non-cash stock-based employee compensation charges	—	—	9.1	9.1
Derivative losses	—	—	2.0	2.0
Total non-cash expenses and charges	$37.4	$—	$11.1	$48.5

(b)         As defined in the credit agreements for the senior credit facilities, Corporate EBITDA excludes the impact of extraordinary, unusual or non-recurring gains or losses or charges or credits.   The adjustments reflect the following:

EXTRAORDINARY, UNUSUAL OR NON-RECURRING ITEMS

	Three Months Ended September 30, 2009
			Other
	Car	Equipment	Reconciling
	Rental	Rental	Items	Total

Restructuring charges	$25.4	$9.1	$1.2	$35.7
Restructuring related charges	10.6	0.1	0.7	11.4
Management transition costs	—	—	0.3	0.3
Derivative gains	—	—	(0.1)	(0.1)
Total extraordinary, unusual or non-recurring items	$36.0	$9.2	$2.1	$47.3

Exhibit 1

Non-GAAP Measures: Definitions and Use/Importance

Hertz Global Holdings, Inc. (“Hertz Holdings”) is our top-level holding company.  The Hertz Corporation (“Hertz”) is our primary operating company.  The term “GAAP” refers to accounting principles generally accepted in the United States of America.

Definitions of non-GAAP measures utilized in Hertz Holdings’ October 27, 2009 Press Release are set forth below. Also set forth below is a summary of the reasons why management of Hertz Holdings and Hertz believes that the presentation of the non-GAAP financial measures included in the Press Release provide useful information regarding Hertz Holdings’ and Hertz’s financial condition and results of operations and additional purposes, if any, for which management of Hertz Holdings and Hertz utilize the non-GAAP measures.

1. Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Corporate EBITDA and Corporate EBITDA Retention

We present EBITDA and Corporate EBITDA to provide investors with supplemental measures of our operating performance and liquidity and, in the case of Corporate EBITDA, information utilized in the calculation of the financial covenants under Hertz’s senior credit facilities. EBITDA is defined as consolidated net income before net interest expense, consolidated income taxes and consolidated depreciation and amortization. Corporate EBITDA differs from the term “EBITDA” as it is commonly used. Corporate EBITDA means “EBITDA” as that term is defined under Hertz’s senior credit facilities, which is generally consolidated net income before net interest expense (other than interest expense relating to certain car rental fleet financing), consolidated income taxes, consolidated depreciation (other than depreciation related to the car rental fleet) and amortization and before certain other items, in each case as more fully defined in the agreements governing Hertz’s senior credit facilities. The other items excluded in this calculation include, but are not limited to: non-cash expenses and charges; extraordinary, unusual or non-recurring gains or losses; gains or losses associated with the sale or write-down of assets not in the ordinary course of business; and earnings to the extent of cash dividends or distributions paid from non-controlled affiliates. Further, the covenants in Hertz’s senior credit facilities are calculated using Corporate EBITDA for the most recent four fiscal quarters as a whole. As a result, the measure can be disproportionately affected by a particularly strong or weak quarter. Further, it may not be comparable to the measure for any subsequent four-quarter period or for any complete fiscal year.  Corporate EBITDA retention is calculated as one minus the year over year change in Corporate EBITDA divided by the year over year change in revenue; see Table 3 for amounts utilized in the calculation.

Management uses EBITDA and Corporate EBITDA as performance and cash flow metrics for internal monitoring and planning purposes, including the preparation of our annual operating budget and monthly operating reviews, as well as to facilitate analysis of investment decisions. In addition, both metrics are important to allow us to evaluate profitability and make performance trend comparisons between us and our competitors. Further, we believe EBITDA and Corporate EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industries.

EBITDA is also used by management and investors to evaluate our operating performance exclusive of financing costs and depreciation policies. Further, because we have two business segments that are financed differently and have different underlying depreciation characteristics, EBITDA enables investors to isolate the effects on profitability of operating metrics such as revenue, operating expenses and selling, general and administrative expenses. In addition to its use to monitor performance trends, EBITDA provides a comparative metric to management and investors that is consistent across companies with different capital structures and depreciation policies. This enables management and investors to compare our performance on a consolidated basis and on a segment basis to that of our peers. In addition, our management uses consolidated EBITDA as a proxy for cash flow available to finance fleet expenditures and the costs of our capital structure on a day-to-day basis so that we can more easily monitor our cash flows when a full statement of cash flows is not available.

Corporate EBITDA also serves as an important measure of our performance. Corporate EBITDA for our car rental segment enables us to assess our operating performance inclusive of fleet management performance, depreciation assumptions and the cost of financing our fleet. In addition, Corporate EBITDA for our car rental segment allows us to compare our performance, inclusive of fleet mix and financing decisions, to the performance of our competitors. Since most of our competitors utilize asset-backed fleet debt to finance fleet acquisitions, this measure is relevant for evaluating our operating efficiency inclusive of our fleet acquisition and utilization. For our equipment rental segment, Corporate EBITDA provides an appropriate measure of performance because the investment in our equipment fleet is longer-term in nature than for our car rental segment and therefore Corporate EBITDA allows management to assess operating performance exclusive of interim changes in depreciation assumptions. Further, unlike our car rental segment, our equipment rental fleet is not financed through separate securitization-based fleet financing facilities, but rather through our corporate debt. Corporate EBITDA for our equipment rental segment is a key measure used to make investment decisions because it enables us to evaluate return on investments. For both segments, Corporate EBITDA provides a relevant profitability metric for use in comparison of our performance against our public peers, many of whom publicly disclose a comparable metric. In addition, we believe that investors, analysts and rating agencies consider EBITDA and Corporate EBITDA useful in measuring our ability to meet our debt service obligations and make capital expenditures. Several of Hertz’s material debt covenants are based on financial ratios utilizing Corporate EBITDA and non-compliance with those covenants could result in the requirement to immediately repay all amounts outstanding under those agreements, which could have a material adverse effect on our results of operations, financial position and cash flows.

EBITDA and Corporate EBITDA are not recognized measurements under GAAP. When evaluating our operating performance or liquidity, investors should not consider EBITDA and Corporate EBITDA in isolation of, or as a substitute for, measures of our financial performance and liquidity as determined in accordance with GAAP, such as net income, operating income or net cash provided by operating activities. EBITDA and Corporate EBITDA may have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. Because other companies may calculate EBITDA and Corporate EBITDA differently than we do, EBITDA may not be, and Corporate EBITDA as presented is not, comparable to similarly titled measures reported by other companies.

Borrowings under Hertz’s senior credit facilities are a key source of our liquidity. Hertz’s ability to borrow under these senior credit facilities depends upon, among other things, the maintenance of a sufficient borrowing base and compliance with the financial ratio covenants based on Corporate EBITDA set forth in the credit agreements for Hertz’s senior credit facilities. Hertz’s senior term loan facility requires the maintenance of a specified consolidated leverage ratio and a consolidated interest expense coverage ratio based on Corporate EBITDA, while its senior asset-based loan facility requires that a specified consolidated leverage ratio and consolidated fixed charge coverage ratio be maintained for periods during which there is less than $200 million of available borrowing capacity under the senior asset-based loan facility. These financial covenants became applicable to Hertz beginning September 30, 2006, reflecting the four quarter period ending thereon. Failure to comply with these financial ratio covenants would result in a default under the credit agreements for Hertz’s senior credit facilities and, absent a waiver or an amendment from the lenders, permit the acceleration of all outstanding borrowings under the senior credit facilities. As of September 30, 2009, we performed the calculations associated with the above noted financial covenants and determined that Hertz is in compliance with such covenants.

2. Adjusted Pre-Tax Income

Adjusted pre-tax income is calculated as income before income taxes and noncontrolling interest plus non-cash purchase accounting charges, non-cash debt charges relating to the amortization of debt financing costs and debt discounts and certain one-time charges and non-operational items. Adjusted pre-tax income is important to management because it allows management to assess operational performance of our business, exclusive of the items mentioned above.  It also allows management to assess the performance of the entire business on the same basis as the segment measure of profitability.  Management believes that it is important to investors for the same reasons it is important to management and because it allows them to assess the operational performance of the Company on the same basis that management uses internally.

3. Adjusted Net Income

Adjusted net income is calculated as adjusted pre-tax income less a provision for income taxes derived utilizing a normalized income tax rate (34% in 2009 and 2008) and noncontrolling interest. The normalized income tax rate is management’s estimate of our long-term tax rate.  Adjusted net income is important to management and investors because it represents our operational performance exclusive of the effects of purchase accounting, non-cash debt charges, one-time charges and items that are not operational in nature or comparable to those of our competitors.

4. Adjusted Diluted Earnings Per Share

Adjusted diluted earnings per share is calculated as adjusted net income divided by, for 2009, 407.7 million which represents the actual weighted average number of shares outstanding for the year ended December 31, 2008 plus 85 million shares offered in the 2009 common stock offerings and for 2008, the actual diluted weighted average number of shares outstanding for the year ended December 31, 2007 of 325.5 million. Adjusted diluted earnings per share is important to management and investors because it represents a measure of our operational performance exclusive of the effects of purchase accounting adjustments, non-cash debt charges, one-time charges and items that are not operational in nature or comparable to those of our competitors.

5. Transaction Days

Transaction days represent the total number of days that vehicles were on rent in a given period.